Exhibit 10.1

TRANSITION SERVICES AGREEMENT

By and Between

EXELON CORPORATION

and

CONSTELLATION ENERGY CORPORATION

Dated as of

[●], 2022

TABLE OF CONTENTS

i

Exhibit A	TSA Services	A-1

Exhibit B	TSA Governance	B-1

ii

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (as the same may be amended or supplemented from time to time, this “Agreement”) is entered into as of [●], 2022, by and between Exelon Corporation, a Pennsylvania corporation (“Exelon”), and Constellation Energy Corporation, a Pennsylvania corporation (“Constellation”). Exelon and Constellation are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Separation Agreement.

RECITALS

WHEREAS, Exelon conducts (i) a business involving the regulated transmission, supply, and distribution of electricity and natural gas, principally through Exelon Energy Delivery Company, LLC and its Subsidiaries (the “Exelon Business”) and (ii) a business involving the competitive power generation and marketing and trading of electricity and gas, principally through Exelon Generation Company, LLC and its Subsidiaries (the “Constellation Business”);

WHEREAS, Exelon and Constellation have entered into a Separation Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which Exelon will contribute the Constellation Business to Constellation and then distribute the Constellation shares that it receives in exchange to Exelon’s shareholders, thereby causing Constellation to become a publicly-traded company;

WHEREAS, the Separation Agreement sets forth certain covenants and agreements made in connection with the contribution and distribution, including the transfer of assets and assumption of liabilities;

WHEREAS, in connection with the transactions contemplated by the Separation Agreement, (a) Constellation desires to procure certain services from Exelon, and Exelon is willing to provide such services to Constellation, (b) Exelon desires to procure certain services from Constellation, and Constellation is willing to provide such services to Exelon, and (c) the Parties desire to work together to provide certain limited services for their mutual benefit, in each case during a transition period and on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, each Party recognizes the provision of these transition services are necessary to operating their respective business and therefore to delivering the economic benefits anticipated by Exelon and Constellation shareholders;

WHEREAS, each Party desires to set forth in this Agreement the principal terms and conditions pursuant to which it will, as applicable, provide or receive such services; and

WHEREAS, the execution of this Agreement by the Parties is a condition precedent to the consummation of the transactions contemplated by the Separation Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1            Certain Definitions. As used in this Agreement, (i) capitalized terms used herein without definition shall have the meanings assigned to such terms in the Separation Agreement and (ii) the following capitalized terms shall have the following meanings, applicable both to the singular and the plural forms of the terms described:

“Additional Interest” has the meaning set forth in Section 3.3(b).

“Additional Services” has the meaning set forth in Section 2.2(a).

“Additional Constellation Third Party Providers” has the meaning set forth in Section 2.4(c).

“Additional Exelon Third Party Providers” has the meaning set forth in Section 2.4(b).

“Adjustment Amount” has the meaning set forth in Section 3.6.

“Agreement” has the meaning set forth in the preamble to this Agreement and includes all Exhibits and Schedules attached hereto or delivered pursuant hereto.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq., as amended.

“Constellation” has the meaning set forth in the preamble to this Agreement.

“Constellation Business” has the meaning set forth in the Recitals to this Agreement.

“Constellation Known Third Party Providers” has the meaning set forth in Section 2.4(c).

“Constellation Service Costs” means the amounts to be paid by Exelon to Constellation for Constellation Services provided pursuant to this Agreement.

“Constellation Services” means the services identified in Exhibit A to be provided by Constellation.

“Contract” means any written, oral, implied or other contract, agreement, covenant, lease, license, guaranty, indemnity, representation, warranty, option, assignment, sales order, purchase order, power of attorney, instrument or other commitment, assurance, undertaking or arrangement that is binding on any Person or entity or any part of its property under applicable Law.

“CTA” means those costs identified by the Parties as costs necessary to achieve and to effect the transaction referenced in the Separation Agreement and to transition the organizations, policies, processes and systems.  CTA reflect costs related to the transaction that would otherwise not have been incurred but for the transaction.

“Data Separation Principles” has the meaning set forth in the Separation Agreement.

“Deliverables” means all documents, work product, and other materials that are delivered to Service Receiving Party from Service Providing Party under this Agreement.

“Dispute Committee” has the meaning set forth in the Separation Agreement.

“Effective Time” means 12:01 a.m. (Eastern time) on [●], 2022.

“Exelon” has the meaning set forth in the preamble to this Agreement.

“Exelon Business” has the meaning set forth in the Recitals to this Agreement.

“Exelon Known Third Party Providers” has the meaning set forth in Section 2.4(b).

“Exelon Service Costs” means the amounts to be paid by Constellation to Exelon for the Exelon Services provided pursuant to this Agreement.

“Exelon Services” means the services identified in Exhibit A to be provided by Exelon.

“Exelon Utilities” means the following entities: Atlantic City Electric Company, a New Jersey corporation, Baltimore Gas and Electric Company, a Maryland corporation, Commonwealth Edison Company, an Illinois corporation, Delmarva Power & Light Company, a Delaware and Virginia corporation, PECO Energy Company, a Pennsylvania corporation and Potomac Electric Power Company, a District of Columbia and Virginia corporation.

“Intellectual Property Rights” all intellectual property rights, including copyrights, patents, patent disclosures and inventions (whether patentable or not), trade secrets, know-how, and other confidential information, but excluding trademarks, service marks, trade dress, trade names, and logos.

“Losses” has the meaning set forth in the Separation Agreement.

“Known Third Party Providers” means the Exelon Known Third Party Providers and the Constellation Known Third Party Providers collectively.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Party” has the meaning set forth in the preamble to this Agreement.

“Payment Date” has the meaning set forth in Section 3.3(b).

“Practice Area” has the meaning set forth in Exhibit “A”.

“Practice Area Leader” has the meaning set forth in Section 2.8(a).

“Restricted Confidential Information” is information that is protected by law, regulation or policy that requires the highest level of access control and security protection as further defined in Exelon LE-AC-301 in effect immediately prior to the Effective Date.

“Sales Taxes” has the meaning set forth in Section 3.2.

“Security Regulations” has the meaning set forth in Section 8.3(a).

“Separation Agreement” has the meaning set forth in the Recitals to this Agreement.

“Service Cost” is the cost of each Exelon Service and Constellation Service as set forth in Exhibit A. The Service Cost does not include the TSA Administrative Fee, which shall be billed as a separate line item.

“Service Providing Party” means either Exelon or Constellation, or their respective designee, as applicable, providing the applicable Services to the Service Receiving Party.

“Service Providing Party Group” means the Service Providing Party and the Subsidiaries of the Service Providing Party (including its or their contractors), other than the other Party and the other Party’s Subsidiaries.

“Service Receiving Party” means either Exelon or Constellation, or their respective designee, as applicable, receiving the applicable Services from the Service Providing Party.

“Service Receiving Party Group” means the Service Receiving Party and the Subsidiaries of the Service Receiving Party, other than the other Party and the other Party’s Subsidiaries.

“Service Receiving Party’s Indemnitee” means, if the Service Receiving Party is Exelon, the Exelon Indemnitee, or if the Service Receiving Party is Constellation, the Constellation Indemnitee.

“Services” means the Exelon Services and Constellation Services collectively.

“Systems” has the meaning set forth in Section 8.3(a).

“Term” means the period from the Effective Time to the second anniversary of the Effective Date or as otherwise provided in Section 7.1(b) or (c).

“Terminated Services” has the meaning set forth in Section 2.2(a).

“Third Party Products and Services” has the meaning set forth in Section 2.3(a).

“Third Party Providers” has the meaning set forth in Section 2.3(a).

“TSA Administrative Fee” has the meaning set forth in Section 3.1(c).

“TSA Designated Personnel” has the meaning set forth in Section 2.6(c).

“TSA Oversight Committee” has the meaning set forth in Exhibit B.

Section 1.2            Interpretation. In this Agreement, unless the context clearly indicates otherwise:

(a)               words used in the singular include the plural and words used in the plural include the singular;

(b)               the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

(c)               the word “or” shall have the inclusive meaning represented by the phrase “and/or”;

(d)               relative to the determination of any period of time, “from” means “from and including,” “to” means “to but excluding” and “through” means “through and including”;

(e)               accounting terms used herein shall have the meanings historically ascribed to them by Exelon and its Subsidiaries in its and their internal accounting and financial policies and procedures in effect immediately prior to the date of this Agreement;

(f)                reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(g)               reference to any Law means such Law (including any and all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

(h)               references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement; a reference to such Person’s “Affiliates” shall be deemed to mean such Person’s Affiliates following the Distribution under the Separation Agreement and any reference to a third party shall be deemed to mean a Person who is not a Party or an Affiliate of a Party;

(i)                 if there is any conflict between the provisions of the main body of this Agreement and an Exhibit, the provisions of the main body of this Agreement shall control unless explicitly stated otherwise in such Exhibit;

(j)                 if there is any conflict between the provisions of this Agreement and the Separation Agreement, the provisions of this Agreement shall control (but only with respect to the subject matter hereof) unless explicitly stated otherwise herein; and

(k)               any portion of this Agreement obligating a Party to take any action or to refrain from taking any action, as the case may be, shall mean that such Party shall also be obligated to cause its relevant Subsidiaries to take such action or to refrain from taking such action, as the case may be.

ARTICLE II

SERVICES

Section 2.1            Services.

(a)               Exelon Services

(i)                 Exelon shall provide the services for which it is identified as the Service Providing Party in Exhibit A. Except as set forth in Exhibit A, Exelon shall use commercially reasonable efforts to provide (or to cause another applicable member of the Exelon Group to provide) to Constellation (or another applicable member of the Constellation Group) the Exelon Services in a manner, scope, nature, timeliness and quality materially consistent with the manner, scope, nature, timeliness and quality in which such Exelon Services (i) were provided to Constellation (or such other applicable member of the Constellation Group) immediately prior to the Effective Time by Exelon (or such other applicable member of the Exelon Group) and (ii) are provided after the Effective Time by Exelon (or such other applicable member of the Exelon Group) for its own business. In its capacity as the Service Providing Party, Exelon shall act in a professional, workmanlike and competent manner and, except as specifically provided on Exhibit A, in a manner with substantially the same degree of skill, quality and care utilized (or which would have been utilized) immediately prior to the Effective Time. Subject to this Section 2.1(a), Exelon shall have control over assignment of its personnel, contractors, employees or other service providers to be assigned to provide such Exelon Services.

(ii)              For those Exelon Services provided to Constellation, Constellation shall use the Exelon Services for substantially the same purposes and in substantially the same manner (including as to volume, amount, level or frequency, as applicable) as such Exelon Services have been used immediately prior to the Effective Time and Exelon shall have no obligation to provide, or cause to be provided, such Exelon Services within a greater scope or in a greater volume than, or at a different location than, such Exelon Services were provided by Exelon or a member of Exelon Group to Constellation immediately prior to the Effective Time; provided that Exhibit A shall control the scope of and any limitation on the Exelon Services to be provided (to the extent set forth therein) including any Exelon Services that were not previously provided to Constellation prior to the Effective Time, unless otherwise agreed in writing pursuant to Section 2.2(a).

(b)               Constellation Services

(i)                 Constellation shall provide the services for which it is identified as the Service Providing Party in Exhibit A. Except as set forth in Exhibit A, Constellation shall use commercially reasonable efforts to provide (or to cause another applicable member of the Constellation Group to provide) to Exelon (or another applicable member of the Exelon Group) the Constellation Services in a manner, scope, nature, timeliness and quality materially consistent with the manner, scope, nature, timeliness and quality in which such Constellation Services (i) were provided to Exelon (or such other applicable member of the Exelon Group) immediately prior to the Effective Time by Constellation (or such other applicable member of the Constellation Group) and (ii) are provided after the Effective Time by Constellation (or such other applicable member of the Constellation Group) for its own business. In its capacity as the Service Providing Party, Constellation shall act in a professional, workmanlike and competent manner and, except as specifically provided on Exhibit A, in a manner with substantially the same degree of skill, quality and care utilized (or which would have been utilized) immediately prior to the Effective Time. Subject to this Section 2.1(b), Constellation shall have control over assignment of its personnel, contractors or other service providers to be assigned to provide such Constellation Services.

(ii)              For those Constellation Services provided to Exelon prior to the Effective Time, Exelon shall use the Constellation Services for substantially the same purposes and in substantially the same manner (including as to volume, amount, level or frequency, as applicable) as such Constellation Services have been used immediately prior to the Effective Time and Constellation shall have no obligation to provide, or cause to be provided, such Constellation Services within a greater scope or in a greater volume than, or at a different location than, such Constellation Services were provided by Constellation or a member of Constellation Group to Exelon immediately prior to the Effective Time; provided that Exhibit A shall control the scope of and any limitation on the Constellation Services to be provided (to the extent set forth therein) including any Constellation Services that were not previously provided to Exelon prior to the Effective Time, unless otherwise agreed in writing pursuant to Section 2.2(a).

(c)               The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to effectuate a smooth transition of the Services from the Service Providing Party to the Service Receiving Party.

(d)               Service Providing Party hereby grants to Service Receiving Party a limited, irrevocable, perpetual, fully paid-up, royalty-free, non-transferable, non-sublicenseable, worldwide license to use, perform, display, execute, reproduce, distribute, transmit, modify (including to create derivative works), import, make, have made, sell, offer to sell, and otherwise exploit any Intellectual Property Rights of the Service Providing Party to the extent incorporated in, combined with or otherwise necessary for the use of the Exelon Services or Constellation Services, as applicable, solely to the extent reasonably required in connection with Service Receiving Party’s receipt or use of any Deliverables or the Exelon Services or Constellation Services, as applicable.

(e)               The Parties agree that unless otherwise specifically stated in Exhibit A, any Exelon Services or Constellation Services, or any part thereof, may be used by both the Service Providing Party and Service Receiving Party.

Section 2.2            Services Modifications.

(a)               If the Service Receiving Party reasonably determines that additional transition services not listed in Exhibit A are necessary after the Effective Time or that certain services are no longer required, the Service Receiving Party shall provide written notice of the change to the Service Providing Party and the TSA Oversight Committee requesting the Service Providing Party:

(i)                 to provide additional (including as to volume, amount, level or frequency, as applicable) or different services that the Service Providing Party is not expressly obligated to provide under this Agreement, if such services are of the type and scope provided by any member of the Service Providing Party Group (including any employee of any member of the Service Providing Party Group) for the Service Receiving Party prior to the Effective Time, or to expand the scope of any applicable Service (such additional, different or expanded services being referred to as the “Additional Services”) or

(ii)              to delete from the applicable Exhibit, and to cease all work on, one or more Services that is no longer required (such deleted services being referred to as “Terminated Services”) in accordance with the proviso to Section 7.1(a).

No request for modification of an Exhibit will be effective unless approved or acknowledged in writing by the TSA Oversight Committee, consistent with Exhibit B. Modifications include any renewal, change order or other amendment of a procurement contract related to the transition services that requires payment in excess of the amount set forth in the original budget for such transition service.

(b)               The Service Providing Party shall notify the TSA Oversight Committee within ten (10) calendar days of receipt of a request by a Service Receiving Party for Additional Services under Section 2.2(a) as to whether it can or cannot provide the Additional Services or needs additional time for such determination. In providing its response to the TSA Oversight Committee, to the extent the Additional Service is consistent with those services provided immediately prior to the Effective Date, the Service Providing Party shall consider such request in good faith and shall use commercially reasonable efforts to provide any such Additional Service; provided that no member of the Service Providing Party Group shall be obligated to perform any Additional Services if such member, in its reasonable judgment, does not have adequate resources to perform such Additional Services; or if the provision of such Additional Services would interfere with the operation of the Exelon Business or Constellation Business, as applicable; or if the required volume, amount, level, or frequency materially exceeds that provided immediately prior to the Effective Time. If the Service Providing Party agrees to provide the Additional Services and the TSA Oversight Committee approves such Additional Services pursuant to this Section 2.2, then the Parties shall in good faith negotiate the terms of a supplement to Exhibit A, which will describe in reasonable detail the Additional Services, project scope, term, price and payment terms to be charged for such Additional Services.

(c)               Once approved by the TSA Oversight Committee, the supplement to Exhibit A, shall be deemed part of this Agreement as of such date, the Additional Services shall be deemed the applicable “Services” provided hereunder, in each case, subject to the terms and conditions of this Agreement; and once terminated as provided in Section 7.1(a), the Terminated Services shall be deemed removed from this Agreement.

Section 2.3            Third Party Providers.

(a)               The Service Providing Party shall use commercially reasonable efforts to obtain any required consents, licenses or approvals of the providers (“Third Party Providers”) of any products or services required to be used in providing any applicable Services pursuant to this Agreement (“Third Party Products and Services”). The Parties understand and agree that provision of any applicable Services requiring the use of any Third Party Products and Services shall be subject to receipt of any required consents, licenses or approvals of the applicable Third Party Providers; provided that if any third-party consents, licenses or approvals are not obtained pursuant to the foregoing, the Service Providing Party will, to the extent reasonably practicable, continue to use commercially reasonable efforts to provide (or to cause another applicable member of the Exelon Group or Constellation Group, as applicable, to provide) services that are substantially similar to the applicable Services for which such consent, license or approval was sought but not obtained, subject to Section 2.4. For the avoidance of doubt, nothing in this provision shall require the Service Providing Party to be out of compliance with any Contract. The Service Receiving Party shall indemnify and hold harmless the Service Providing Party from and against any and all Losses arising out of or resulting from such arrangements or services provided for which such consent, license or approval was sought but not obtained.

(b)               With respect to the Exelon Services, (i) Constellation hereby consents to Exelon’s use of any Third Party Provider(s) with respect to such Exelon Services (“Exelon Known Third Party Providers”) and (ii) if, after the date of this Agreement, Exelon reasonably determines that it requires the use of Third Party Providers in addition to the Exelon Known Third Party Providers (“Additional Exelon Third Party Providers”) in providing such Exelon Services, the use of such Additional Exelon Third Party Providers shall require the written consent of Constellation’s Practice Area Leader and, subject to Section 2.3(d), such consent will not be unreasonably withheld, conditioned or delayed. If consent is not provided by Constellation’s Practice Area Leader and is determined by Exelon to be reasonably necessary, then Exelon may, to the extent it reasonably determines as necessary and after notice to the TSA Oversight Committee, pause or stop providing such Exelon Services that would otherwise require an Additional Exelon Third Party Provider.

(c)               With respect to the Constellation Services, (i) Exelon hereby consents to Constellation’s use of any Third Party Provider(s) with respect to such Constellation Services (“Constellation Known Third Party Providers”) and (ii) if, after the date of this Agreement, Constellation reasonably determines that it requires the use of Third Party Providers in addition to the Constellation Known Third Party Providers (“Additional Constellation Third Party Providers”) in providing such Constellation Services, the use of such Additional Constellation Third Party Providers shall require the written consent of Exelon’s Practice Area Leader and, subject to Section 2.3(d), such consent will not be unreasonably withheld, conditioned or delayed. For the avoidance of doubt, if consent is not provided by Exelon’s Practice Area Leader and is determined by Constellation to be reasonably necessary, then Constellation may, to the extent it reasonably determines as necessary and after notice to the TSA Oversight Committee, pause or stop providing such Constellation Services that would otherwise require an Additional Constellation Third Party Provider.

(d)               Notwithstanding the foregoing, in those instances in which the use of Third Party Products and Services will require payment of additional consideration by a Service Receiving Party and the payment of such additional consideration is not contemplated by this Agreement (including Exhibit A) or has not been previously agreed by the Parties, then (i) the Service Providing Party will provide the Service Receiving Party and the TSA Oversight Committee with thirty (30) calendar days’ prior written notice detailing the amount of such additional consideration and (ii) the Service Receiving Party will then have the option to (A) procure its own Third Party Products and Services at its own expense or (B) upon approval by the TSA Oversight Committee, authorize the Service Providing Party to incur the required additional consideration either pursuant to the billing methodology set forth in Exhibit A or on its behalf and at the Service Receiving Party’s expense and such additional consideration will be deemed an applicable Service Cost under this Agreement.

Section 2.4            No Violations; Regulatory Approvals. Notwithstanding anything to the contrary in this Agreement, no Service Providing Party (nor any member of its respective Group) shall be required to perform the applicable Services hereunder or to take any actions relating thereto that conflict with or violate any applicable Law or material contract, sublicense, authorization, certification or permit; or to secure additional regulatory approvals, or renew or extend the terms of any regulatory approval that would otherwise expire to provide Services or to take any actions relating thereto that conflict with or violate any applicable Law or any material contract, sublicense, authorization, certification or permit, in the absence of such additional regulatory approval.

Section 2.5            Independent Contractor. Each Service Providing Party hereto (and each applicable member of the Service Providing Party Group) shall act under this Agreement solely as an independent contractor, and unless otherwise set forth herein or in an Exhibit, not as an agent, of the other Party (and each applicable member of the Service Providing Party Group).

Section 2.6            Employment, Employees and Representatives.

(a)               Unless otherwise agreed in writing, each employee and representative of the Service Providing Party (or a member of the Service Providing Party Group) that provides Services to the Service Receiving Party (or a member of the Service Receiving Party Group) pursuant to this Agreement (i) shall be deemed for all purposes to be an employee or representative of Service Providing Party (or a member of the Service Providing Party Group) and not an employee or representative of Service Receiving Party (or a member of the Service Receiving Party Group) and (ii) shall be under the direction, control and supervision of the Service Providing Party (or such member of the Service Providing Party Group), and Service Providing Party (or a member of the Service Providing Party Group) shall have the sole right to exercise all authority with respect to the employment (including termination of employment) and assignment of such employee or representative and shall have the sole responsibility to pay for all personnel and other related expenses, including salary or wages, of such employee or representative.

(b)               Employees from both Exelon and Constellation shall work together to jointly deliver the Services. The commitment of resources to perform the work between Parties for the associated labor costs will be addressed by the Parties by the Practice Area Leaders. For the avoidance of doubt, Service Receiving Party is solely responsible for establishing all necessary capabilities to become self sufficient; provided that the Practice Area Leaders agree to cause the respective Service Providing Party to use reasonable efforts to facilitate such knowledge transfer, consistent with Exhibit B. Under no circumstances will the joint effort to deliver the Services be construed or considered by either Party as co-employment of employees, a joint venture or partnership.

(c)               Employees and Representatives who require access to view confidential, Restricted Confidential Information or data belonging to the other company in the delivery of Services will be classified as “TSA Designated Personnel” and shall be subject to the Data Separation Principles. Such TSA Designated Personnel will be required to enter into an attestation consistent with the Data Separation Principles and other provisions consistent with employment status.

Section 2.7            Access. The Service Receiving Party shall provide (or cause any applicable member of the Service Receiving Party to provide) the Service Providing Party (or any applicable member of the Service Providing Party Group) such reasonable access to the employees, representatives, facilities and books and records of the Service Receiving Party (or such member of the Service Receiving Party Group) as the Service Providing Party (or such member of the Service Providing Party Group) shall reasonably request in order to enable the Service Providing Party (or such member of the Service Receiving Party Group) to provide any applicable Services required under this Agreement. Any member of the Service Providing Party Group receiving access pursuant to this Section 2.7 must conform with and abide by the confidentiality and security provisions in Article VIII, as applicable.

Section 2.8            Practice Area Leaders; TSA Oversight Committee.

(a)               Each Party shall appoint a representative to act as the primary contact with respect to the provision of the Services for each Practice Area (each such person, a “Practice Area Leader”). The Practice Area Leaders shall be responsible for all aspects of the day-to-day management (including, for the avoidance of doubt, any necessary delegation) of their Practice Area and achieving the exit date for each Service as set forth in Exhibit “A” or otherwise modified pursuant to this Agreement. The initial Practice Area Leaders for Constellation and Exelon shall be set forth in Exhibit B. The Practice Area Leaders shall meet in person or by telephone on a regular basis to address any arising matters within their Practice Area and as expeditiously as possible to resolve any dispute under this Agreement (including any disputes relating to payments under Article III). Should the Practice Area Leaders be unable to resolve their dispute, either may bring the dispute to the TSA Oversight Committee. The Service Providing Party shall continue to provide the Service during the course of the dispute resolution. Each Party may treat an act of the other Party’s Practice Area Leader as being authorized by such other Party without inquiring whether such Practice Area Leader had authority to so act; provided that no Practice Area Leader shall have authority to amend this Agreement.

(b)               Each Party shall appoint members of the TSA Oversight Committee as set forth in Exhibit B. The TSA Oversight Committee shall meet in person or by telephone on a regular basis to expeditiously address any matters that are necessary or appropriate for determination or resolution under this Agreement.

(c)               Exhibit B sets forth the guiding principles and governance for the management of the Services and the TSA Oversight Committee.

Section 2.9            Disputes. Any dispute that is not resolved by the TSA Oversight Committee within thirty (30) calendar days shall be deemed a Dispute under the Separation Agreement and shall be submitted to the Dispute Committee and resolved in accordance with the dispute resolution procedures set forth in Article X of the Separation Agreement. When a disputed amount has been resolved, either by mutual agreement of the Parties or by a final decision by an arbitration panel under Article X of the Separation Agreement, the Party owing any amount to another Party shall pay such amount owed to such other Party within five (5) Business Days following such resolution.

ARTICLE III
PAYMENT

Section 3.1            Pricing.

(a)               All Exelon Services provided by Exelon (or another applicable member of the Exelon Group) shall be charged to Constellation at the fees for such Exelon Services determined in accordance with Exhibit A, and the Exelon Service Costs shall be payable by Constellation in the manner set forth in Section 3.3.

(b)               All Constellation Services provided by Exelon (or another applicable member of the Exelon Group) shall be charged to Exelon at the fees for such Constellation Services determined in accordance with Exhibit A, and the Constellation Service Costs shall be payable by Exelon in the manner set forth in Section 3.3.

(c)               Pricing of the Services fees shall be based on actual cost to provide the service plus a mutually agreed upon “TSA Administrative Fee” which will be of fair market value. The TSA Administrative Fee will be billed as a line-item in the TSA billing process.

Section 3.2            Taxes. The Parties acknowledge that fees charged for Services may be subject to goods and service taxes, gross receipts taxes, value added taxes, excise taxes, sales taxes or similar taxes (collectively, “Sales Taxes”). With respect to all Services provided under this Agreement, (a) the Service-Providing Party shall be responsible for collecting as required under the law, reporting and paying the Sales Taxes imposed on fees received for providing such Services and (b) the Service- Receiving Party shall reasonably promptly reimburse the Service-Providing Party for the amount of such taxes paid on fees received for providing such Services to the extent that the pricing of the fees does not already include such taxes. To the extent Sales Taxes are not collected from Service-Receiving Party due to such party’s presentation of a valid direct payment permit or exemption certificate to the Service-Providing Party, the Service-Receiving Party shall then be liable for any applicable use taxes imposed on the applicable Services received. Upon the reasonable request by the Service-Receiving Party, the Service-Providing Party shall provide evidence of payment of the taxes that are presented for reimbursement.

Section 3.3            Billing and Payment.

(a)               With respect to Constellation as the Service Providing Party, within seven (7) Business Days after the end of each month, and with respect to Exelon as the Service Providing Party, within seven (7)  Business Days after the end of each month, the Service Providing Party will invoice the Service Receiving Party for the applicable Service Costs and the Administrative Fee on a monthly basis, in arrears, for the prior month just ended. The invoice shall be materially consistent with the invoice process immediately prior to the Effective Date and set forth in reasonable detail for the period covered by such invoice (i) the Services rendered, with taxable Services and the charges therefor, separated from non-taxable Services, (ii) the Service Costs for each type of Service provided, (iii) Sales Taxes or any other applicable taxes imposed on the fees unless the Service Receiving Party provides a valid direct payment permit or exemption certificate; (iv) identification of the charges that are CTA or non-CTA; and (v) such additional information as may be reasonably requested by the Service Receiving Party.

(b)               The Service Receiving Party agrees to pay all of the applicable undisputed Administrative Fee and Service Costs that are not settled pursuant to an offset against amounts owed pursuant to Section 3.3(d) on or before  thirty (30) calendar days after the date on which an invoice for the Administrative Fee and Service Costs is delivered to the Service Receiving Party (the “Payment Date”) by check or wire transfer of immediately available funds to an account designated in writing from time to time by the Service Providing Party. If the Service Receiving Party fails to pay any monthly payment on or before the Payment Date, the Service Providing Party shall provide written notice to the Service Receiving Party of such failure promptly following the Payment Date and if the Service Receiving Party fails to pay any monthly payment within fifteen (15) calendar days of delivery of such written notice, the Service Receiving Party shall be obligated to pay, in addition to the amount due pursuant to such invoice, interest on such amount at a rate of the higher of the Fed Funds Rate or the Money Market Fund per day calculated from the Payment Date (“Additional Interest”). Unless otherwise agreed in writing between the Parties, all payments made pursuant to this Agreement shall be made in U.S. dollars.

(c)               Notwithstanding the foregoing, if the Service Receiving Party in good faith disputes any invoiced charge, the Service Receiving Party shall pay the undisputed portion of the invoice and payment of the disputed charge shall be made only after mutual resolution of such dispute pursuant to Section 2.9. The Service Receiving Party agrees to notify the Service Providing Party promptly, and in no event later than the relevant Payment Date, of any disputed charge. Additional Interest shall not accrue on any amount in dispute, and no default shall be alleged until after the relevant Payment Date.

(d)               Prior to the Service Receiving Party making a payment of any amounts due pursuant to this Section 3.3, the Service Receiving Party may elect to offset against such payment any amounts owed by the Service Providing Party to the Service Receiving Party that has not been disputed pursuant to Section 3.3(c).

(e)               During the term of this Agreement and for a period ending on the sixth (6th) anniversary of the termination of the applicable Service, each Party shall keep such books, records and accounts as are reasonably necessary to verify the calculation of the fees and related expense for Services provided hereunder. The Service Providing Party shall provide documentation supporting any amounts invoiced pursuant to this Section 3.3 as the Service Receiving Party may from time to time reasonably request. The Service Receiving Party shall have the right to review such books, records and accounts at any time during normal business hours upon reasonable written notice, and the Service Receiving Party agrees to conduct any such review in a manner so as not to unreasonably interfere with the Service Providing Party’s normal business operations.

Section 3.4            Budgeting and Accounting. Upon reasonable request, each Party will cooperate with the other Party with respect to budgeting and accounting matters relating to the Services. Either Party can notify the TSA Oversight Committee at any time it deems such a matter to be material in nature and such matter shall be resolved consistent with Exhibit B.

Section 3.5            Credits, Rebates and Refunds. All Third Party Provider credits, rebates, refunds or other final pricing adjustments to products and services used in the delivery of the Services will be allocated to the Service Receiving party in a manner that is consistent with the allocation of the costs charged to the Service Receiving Party, unless the contract with the Third Party Provider stipulates otherwise.

Section 3.6            True-Up. Each Service Providing Party shall deliver to the Service Receiving Party a cost adjustment report within ninety (90) days after the end of the Term. Such cost adjustment report shall specify (i) the total charges incurred by the Service Receiving Party under the Agreement, as determined by the fees and other charges set forth in Exhibit A; (ii) the Service Providing Party’s costs for the Services provided to the Service Receiving Party under the Agreement, together with a reasonably specific itemization of such costs, subject to Section 3.5; and (iii) the “Adjustment Amount”, which is defined as the aggregate costs incurred by the Service Providing Party to provide such Services (as described in (ii) above) less the aggregate fees and other charges calculated in accordance with the Agreement (as described in (i) above). If the Adjustment Amount is positive, then the Service Providing Party shall include an invoice with such report for such Adjustment Amount, which amount shall be due and payable within thirty (30) calendar days after receipt of such invoice, as well as subject to contention in accordance with the provisions of Section 3.3. If the Adjustment Amount is negative, then the Service Providing Party shall credit the Service Receiving Party for the Adjustment Amount against the next payment(s) due to the Service Providing Party by the Service Receiving Party under this Agreement, and to the extent any such Services are no longer being provided, the Service Providing Party shall remit payment for such negative amount to the Service Receiving Party together with the cost adjustment report. For the avoidance of doubt, the mutually agreed Administrative Fee shall not be subject to this Section 3.6. The Parties agree to use commercially reasonable efforts to agree to a process to resolve any other adjustments necessary following the end of the Term.

ARTICLE IV
DISCLAIMER OF REPRESENTATIONS AND WARRANTIES

Section 4.1            Disclaimer.

(a)               EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.1, CONSTELLATION ACKNOWLEDGES AND AGREES THAT EXELON (AND EACH MEMBER OF THE EXELON GROUP) MAKES NO REPRESENTATIONS OR WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY, ADEQUACY OR FITNESS FOR A PARTICULAR PURPOSE) OR GUARANTIES OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ANY SERVICES PROVIDED HEREUNDER.

(b)               EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.1, EXELON ACKNOWLEDGES AND AGREES THAT CONSTELLATION (AND EACH MEMBER OF THE CONSTELLATION GROUP) MAKES NO REPRESENTATIONS OR WARRANTIES (INCLUDING WARRANTIES OF MERCHANTABILITY, ADEQUACY OR FITNESS FOR A PARTICULAR PURPOSE) OR GUARANTIES OF ANY KIND, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO ANY SERVICES PROVIDED HEREUNDER.

Section 4.2            As Is; Where Is. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE SERVICES (AND ANY RELATED PRODUCTS) TO BE PROVIDED UNDER THIS AGREEMENT ARE FURNISHED AS IS, WHERE IS, WITH ALL FAULTS. NEITHER PARTY WARRANTS TO THE OTHER THAT THE SERVICES PROVIDED UNDER THIS AGREEMENT WILL BE SUFFICIENT TO ALLOW THE OTHER PARTY TO SUCCESSFULLY TRANSITION, MANAGE OR OPERATE ITS BUSINESS.

ARTICLE V
INDEMNIFICATION; LIMITATION OF LIABILITY

Section 5.1            Indemnification by the Service Providing Party. The Service Providing Party hereby agrees to indemnify, defend and hold harmless the Service Receiving Party Indemnitees from and against any and all Losses relating to, arising out of or resulting from the Service Providing Party’s Group gross negligence or willful misconduct in the performance of its obligations hereunder, or material breach of this Agreement, other than to the extent such Losses are attributable to the gross negligence, willful misconduct or material breach of this Agreement by any member of the Service Receiving Party’s Group.

Section 5.2            Limitation of Liability.

IN NO EVENT SHALL ANY MEMBER OF THE SERVICE PROVIDING PARTY’S GROUP, NOR ANY DIRECTOR, OFFICER, MANAGER, EMPLOYEE OR AGENT THEREOF, BE LIABLE, WHETHER IN CONTRACT, IN TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE TO THE SERVICE RECEIVING PARTY (OR ANY SERVICE RECEIVING PARTY’S INDEMNITEES) FOR ANY EXEMPLARY, PUNITIVE, INDIRECT, REMOTE OR SPECULATIVE DAMAGES AS A RESULT OF ANY BREACH, PERFORMANCE OR NON-PERFORMANCE BY SUCH PERSON UNDER THIS AGREEMENT, WHETHER OR NOT SUCH PERSON HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, EXCEPT TO THE EXTENT ANY SUCH AMOUNT IS PAID TO A THIRD PARTY BY THE SERVICE RECEIVING PARTY OR ANY OF ITS AFFILIATES.

THE SERVICE PROVIDING PARTY’S TOTAL LIABILITY TO THE SERVICE RECEIVING PARTY UNDER THIS AGREEMENT FOR ANY CLAIM SHALL NOT EXCEED, IN THE AGGREGATE, AN AMOUNT EQUAL TO THE TOTAL AMOUNT PAID BY THE SERVICE RECEIVING PARTY FOR THE APPLICABLE SERVICES UNDER THIS AGREEMENT. FOR PURPOSES OF THE PRECEDING SENTENCE, “TOTAL AMOUNT PAID” SHALL BE INCLUSIVE OF OFFSETS PERMITTED IN SECTION 3.3 AND EXCLUDE AMOUNTS PAID OR REIMBURSED BY THE SERVICE RECEIVING PARTY TO THE SERVICE PROVIDING PARTY FOR PAYMENTS BY THE SERVICE PROVIDING PARTY TO ANY THIRD PARTY PROVIDERS.

Section 5.3            Indemnification Procedure; Other Rights. All claims for indemnification pursuant to Section 5.1 shall be made in accordance with the procedures set forth in Section 9.4 and 9.5 of the Separation Agreement and shall be subject to Sections 9.6 through 9.9 of the Separation Agreement.

ARTICLE VI
FORCE MAJEURE

Section 6.1            General. If the Service Providing Party (or any member of the Service Providing Party Group) is prevented from or delayed in complying, in whole or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, storm, earthquake, strike, walkout, lockout or other labor trouble or shortage, delays by unaffiliated suppliers or carriers, shortages of fuel or energy sources, power, raw materials or components, equipment failure, any law, order, proclamation, regulation, ordinance, demand, seizure or requirement of any Governmental Authority, riot, civil commotion, acts of war (declared or undeclared), rebellion, act of terrorism, nuclear or other accident, explosion, casualty, pandemic, act of God, or act, omission or delay in acting by any Governmental Authority or by the Service Receiving Party (or any member of the Service Receiving Party Group) or any other cause, whether or not of a class or kind listed in this sentence, which is beyond the reasonable control of Service Providing Party (or any other applicable member of the Service Providing Party Group), then upon notice to Service Receiving Party pursuant to Section 6.2, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and, unless otherwise set forth herein to the contrary, Service Providing Party (and any applicable member of the Service Providing Party Group) shall have no liability to Service Receiving Party (or any member of the Service Receiving Party Group) in connection therewith. The Service Receiving Party shall not be required to pay any fees applicable to any period during which the Service Providing Party’s performance is excused pursuant to this Section 6.1 and the applicable Services contemplated to be provided hereunder are not actually performed. Each Party shall use commercially reasonable efforts to minimize the effect of any such event. The applicable end date for any affected Service set forth in Exhibit A, shall be automatically extended for a period of time equal to the time lost by reason of the suspension.

Section 6.2            Notice. Upon becoming aware of a cause of delay in the performance or preventing performance of any Services to be provided by Service Providing Party (or another member of the Service Providing Party Group) under this Agreement, Service Providing Party shall promptly notify Service Receiving Party in writing of the existence of such disability and the anticipated duration of the disability, if then known.

Section 6.3            Subcontractors; Fees. The Service Receiving Party shall have the right, but not the obligation, to hire or engage one or more subcontractors to perform the applicable Services affected by the disability for the duration of the period during which such disability delays or prevents the performance of such Services by the Service Providing Party, it being agreed that the fees paid or payable under this Agreement with respect to the applicable Services affected by the disability shall be reduced (or refunded, if applicable) on a dollar-for-dollar basis for all amounts paid by the Service Receiving Party to such subcontractors; provided that the Service Providing Party shall not be responsible for the amount of fees charged by any such subcontractors to perform such Services to the extent they exceed the fees payable under this Agreement for such Services.

Section 6.4            Limitations. Each Party shall use its commercially reasonable efforts to promptly remove any cause under Section 6.1 as soon as possible; provided that nothing in this Article VI will be construed to require the settlement of any lawsuit or other legal proceeding, strike, walkout, lockout or other labor dispute on terms which, in the reasonable judgment of the affected Party, are contrary to its interest. It is understood that the settlement of a lawsuit or other legal proceeding, strike, walkout, lockout or other labor dispute will be entirely within the discretion of the affected Party.

ARTICLE VII
TERM, TERMINATION AND EXIT

Section 7.1            Term and Termination of Services.

(a)               Subject to Section 7.1(d), Section 6.1 and except as otherwise set forth in Exhibit A, a Service shall be provided for the term specified in Section 7.1(b); provided that the Service Receiving Party shall have the right to terminate one or more of the applicable Services that it receives under this Agreement at the end of a designated quarter by giving the Service Providing Party and the TSA Oversight Committee the longer of (a) at least sixty (60) calendar days’ prior written notice of such termination or (b) in the case of any Service that the Service Providing Party incurs an expense from an unrelated third-party, the period of time required to terminate such third-party expense, but in no event longer than ninety (90) days unless the Service Providing Party, in its reasonable judgment, determines that a longer period of time is commercially reasonable. The Parties shall cooperate with each other in good faith in their efforts to reasonably effect early termination of such Services, including, where applicable, partial termination, and to agree in good faith upon appropriate reduction of the charges hereunder in connection with such early termination.

(b)               Except as otherwise set forth in Exhibit A (as amended or otherwise supplemented), the provision of a Service under this Agreement shall terminate upon the earlier of (a) the cessation of all Services pursuant to Section 7.1(a), or (b) the 24 month anniversary of the Effective Time. Either Party may request the TSA Oversight Committee approve the extension of the period for such Service (i) for up to an additional two (2) months, on the same terms and conditions (including with respect to fees) as such Service was provided during the initial term for such Service, and (ii) thereafter, for up to an additional three (3) months, on the same terms and conditions as previously provided, except the Service Cost for such Service provided during such extension period may be increased as mutually agreed by the Parties.

Thereafter, any extension to the term for a Service shall be at the sole discretion of the Party who did not request the extension, with no liability to the requesting Party for such lack of extension.

(c)               This Agreement, except for Section 2.1 and Section 2.2, shall survive the termination of Services, and any such termination shall not affect any payment obligation for Services rendered prior to termination.

(d)               Notwithstanding the foregoing: (i) the Parties may terminate the provision of one or more Services under this Agreement by approval of the TSA Oversight Committee and mutual written consent and (ii) the Parties each reserve the right to immediately terminate the provision of the applicable Services under this Agreement by written notice to the other Party in the event that such other Party shall have (A) applied for or consented to the appointment of a receiver, trustee or liquidator; (B) admitted in writing an inability to pay debts as they mature; (C) made a general assignment for the benefit of creditors; or (D) filed a voluntary petition, or have filed against it a petition, for an order of relief under the Bankruptcy Code.

Section 7.2            Effect of Termination.

(a)               Termination or expiration of a Service under this Agreement shall not release a Party from any liability or obligation which already has accrued as of the effective date of such termination or expiration, and shall not constitute a waiver or release of, or otherwise be deemed to adversely affect, any rights, remedies or claims, which a Party may have hereunder at law, equity or otherwise or which may arise out of or in connection with such termination or expiration.

(b)               As promptly as practicable following termination of any Service, and the payment by the Service Receiving Party of all amounts owing hereunder, the Service Providing Party shall return all reasonably available material, inventory and other property of the Service Receiving Party Group held by the Service Providing Party Group and shall deliver copies of all of the Service Receiving Party Group’s records maintained by the Service Providing Party Group with regard to such Service in the Service Providing Party’s standard format and media. The Service Providing Party shall deliver such property and records to such location or locations as reasonably requested by the Service Receiving Party. Arrangements for shipping, including the cost of freight and insurance, and the reasonable cost of packing incurred by the Service Providing Party shall be borne by the Service Receiving Party.

(c)               Other than pursuant to its document retention policies or applicable Law and unless specifically agreed upon by the Parties, upon termination of a Service, the Service Providing Party is no longer required to retain or store any materials, Systems or data related to the Terminated Service, nor shall it be obligated to provide any such materials, Systems or data to the Service Receiving Party with respect to such Terminated Service; provided, that if either Party determines that records in its possession belong to the other Party, the Party in possession may arrange for the transfer of those records to the other Party by providing written notice to the other Party, and the Party not in possession shall respond to any such notice within thirty (30) Business Days that either it shall accept that transfer or it shall permit the destruction of those records (with a non-response within thirty (30) Business Days being deemed an election by the Party not in possession to permit the destruction of records that are the subject of the notice from the Party in possession).

ARTICLE VIII
CONFIDENTIALITY

Section 8.1            Confidentiality. Each Party agrees that the specific terms and conditions of this Agreement and any information conveyed or otherwise received by or on behalf of a Party in conjunction herewith shall be Confidential Information subject to the confidentiality provisions (and exceptions thereto) set forth in Section 8.7 of the Separation Agreement, including causing its respective directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, and not disclose or release or use, without the prior written consent of such member of the other Party.

Section 8.2            System Security.

(a)               If the Service Providing Party (or a member of the Service Providing Party Group) is given access to the computer systems, data, or software (collectively, “Systems”) of the Service Receiving Party (or a member of the Service Receiving Party Group) in connection with the provision of any Services, the Service Providing Party shall comply (or cause such member of the Service Providing Party Group to comply) with all of the system security policies, procedures and requirements (collectively, “Security Regulations”) of the Service Receiving Party (or such member of the Service Receiving Party Group), and shall not (or shall cause such member the Service Providing Party Group not to) tamper with, compromise or circumvent any security or audit measures employed by the Service Receiving Party (or such member of the Service Receiving Party Group). The Service Providing Party shall (or shall cause such member of the Service Providing Party Group to) access and use only those Systems of the Service Receiving Party (or such member of the Service Receiving Party Group) for which it has been granted the right to access and use.

(b)               The Service Providing Party shall use commercially reasonable efforts to ensure that only those of its personnel (or the personnel of such member of the Service Providing Party Group) who are specifically authorized to have access to the Systems of the Service Receiving Party (or such member of the Service Receiving Party Group) gain such access, and use commercially reasonable efforts to prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel (or the personnel of such member of its Group) of the restrictions set forth in this Agreement and of the Security Regulations.

Section 8.3            Joint Defense or Common Interest Privilege Agreements.

(a)               In connection with any matter contemplated by this Agreement, the Parties agree to, and shall cause the applicable members of their Group to, use commercially reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

(b)               The Parties recognize and agree that, under this Agreement, employees of one Party in certain circumstances may provide services to the other Party at the direction of counsel for the other Party, subject to attorney-client privilege. In such instances, the employees providing such services will treat their communications and work product as privileged and protected.

ARTICLE IX

MISCELLANEOUS

Section 9.1            Further Assurances. Subject to the limitations or other provisions of this Agreement, (a) each Party shall, and shall cause the other members of its Group to, use commercially reasonable efforts (subject to, and in accordance with applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other Party in doing, all things reasonably necessary, proper or advisable to carry out the intent and purposes of this Agreement, including using commercially reasonable efforts to perform all covenants and agreements herein applicable to such Party or any member of its Group and (b) neither Party will, nor will either Party allow any other member of its Group to, without the prior written consent of the other Party, take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the provision of any Services hereunder during the Term. Without limiting the generality of the foregoing, where the cooperation of third parties would be necessary in order for a Party to completely fulfill its obligations under this Agreement, such Party shall use commercially reasonable efforts to cause such third parties to provide such cooperation.

Section 9.2            Amendments and Waivers.

(a)               Subject to Section 11.1 of the Separation Agreement and Section 2.2 of this Agreement, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b)               Any term or provision of this Agreement may be waived by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 9.3            Entire Agreement. This Agreement, the Separation Agreement, the other Ancillary Agreements, and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof.

Section 9.4            Third-Party Beneficiaries. Except as provided in Article V relating to Service Receiving Party’s Indemnitees, this Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 9.5            Notices. All notices, requests, permissions, waivers and other communications hereunder shall be provided in accordance with the provisions of Section 12.8 of the Separation Agreement.

Section 9.6            Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 9.7            Severability. If any term or other provision of this Agreement or the Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.8            Assignability; Binding Effect. The rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates, provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

Section 9.9            Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 9.10        Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties are not relying upon any representations or statements made by the other Party regarding this Agreement.

Section 9.11        Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 9.12        Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.13        Exhibits. The Exhibits attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 9.14        Effective Time. This Agreement shall be effective as of the Effective Time.

Section 9.15        Export Controls. The Parties agree to fully comply with the applicable Laws relating to the exportation of commodities or technical data and economic and trade sanctions, including but not limited to: 15 CFR Parts 730 et seq., 10 CFR Part 110, and 10 CFR Part 810, 15 CFR Parts 700-799, and the U.S. Office of Foreign Assets Control Sanctions Lists, as issued from time to time, or any successor Laws. In the event of any ambiguity or inconsistency between the provisions of this Section 9.15 and any other Section of these Terms and Conditions or the Separation Agreement, this Section 9.15 will be controlling.  The receiving Party agrees to: (1) ensure that all receiving Party individuals who may have access to technical data that is controlled for export by the regulations noted above are generally or specifically authorized or licensed under such regulations; (2) report to the Party sharing export-controlled information the nationality of any recipients of such information where required for purposes of reports to governmental agencies; and (3) not retransfer any export-controlled information without the prior authorization of the sharing Party.  The receiving Party also agrees to contractually obligate any third-party recipients of such information to comply with such regulations. In the event that Contractor’s Services will involve physical or logical access to nuclear information or technology that is controlled for export by the DOE under 10 CFR Part 810, Exelon standard procurement form Exhibit O (Nuclear Information and Technology Export Control Special Terms and Conditions) will apply.

Section 9.16        Utility Services. Notwithstanding anything to the contrary in this Agreement, no Exelon Utility shall be a member of a Service Providing Party Group, nor shall it be required to provide any services under this Agreement, without such Exelon Utility’s express consent.

Section 9.17        Incorporation by Reference The following sections of the Separation Agreement are hereby incorporated in this Agreement by reference to the extent not inconsistent with any of the provisions set forth in this Agreement: Section 8.7 (Confidentiality); Section 8.8 (Privileged Matters); Section 12.3 (Amendments and Waivers); Section 12.4 (Entire Agreement); Section 12.5 (Survival of Agreements); Section 12.9 (Counterparts; Electronic Delivery); Section 12.10 (Severability); Section 12.11 (Assignability; Binding Effect); Section 12.12 (Governing Law); Section 12.13 (Construction); Section 12.14 (Performance); Section 12.15 (Title and Headings); and Section 12.16 (Schedules and Exhibits).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

EXELON CORPORATION

By:
Name:
Title:

CONSTELLATION ENERGY CORPORATION

By:
Name:
Title:

[Transition Services Agreement]